UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 13, 2015

Oro East Mining, Inc.
 (Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-53136
(Commission File Number)

26-2012582
 (IRS Employer Identification No.)

7817 Oakport Street, Suite 205
Oakland, California 94621
 (Address of principal executive offices)(Zip Code)

(510) 638-5000
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

“October 19, 2015” has been changed to “November 9, 2015” as the date that the Company became a sole member of Golden Steps, LLC and when the LLC entered into a Profit Sharing Agreement with Shenzhen CITC. There was a clerical error in the original filing on November 13, 2015.

Item 1.01 Entry into a Material Definitive Agreement

On or about November 9, 2015, Oro East Mining, Inc. (“Company”) became the sole member of Golden Steps, LLC, with Tian Q, Chen, the Chief Executive Officer of the Company serving as the managing member for Golden Steps, LLC (“the LLC”). The LLC has entered into collaborations with Shenzhen Citic International Travel Co. Ltd. (“Shenzhen CITC”), a Chinese limited liability company, a business specializing in international sightseeing tours for Chinese nationals, to set up a tourist attraction along Route 49 in California, including Company held mine sites, to offer tourists a view of the history and legacy of California gold mining (“49er Historical Gold Rush Tour”). The 49er Historical Gold Rush Tour will stop at Company held mine sites as members of the Company provide historic information about the Chinese American experience during the California Gold Rush in the 1800s.

The LLC and Shenzhen CITC entered into a Profit Sharing Agreement on November 9, 2015 to memorialize the collaboration. The LLC will have secured rights from the Company to enter certain secured areas of the Company’s mine sites. At this time the projected aim is to develop certain unused areas of the sites that can be used to house tourists, build recreation centers, or cultural museums in furtherance of the 49er Historical Gold Rush Tour collaboration.

Item 9.01 Exhibits

(d) Exhibits:

Exhibit	Description

10.1	Profit Sharing Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Oro East Mining, Inc.
(Registrant)

Date: November 16, 2015	By:	/s/ Tian Qing Chen
Name: Tian Qing Chen
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Profit Sharing Agreement